Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustee was elected, with all funds of the Trust voting together as single class, as follows:

                       Votes for     Votes withheld
Ravi Akhoury           57,551,981    1,957,037
Jameson A. Baxter      57,657,018    1,852,000
Charles B. Curtis      57,645,219    1,863,799
Robert J. Darretta     57,668,569    1,840,449
Myra R. Drucker        57,660,789    1,848,229
John A. Hill           57,636,797    1,872,221
Paul L. Joskow         57,695,480    1,813,538
Elizabeth T. Kennan    57,652,732    1,856,286
Kenneth R. Leibler     57,654,485    1,854,533
Robert E. Patterson    57,650,614    1,858,404
George Putnam, III     57,656,836    1,852,182
Robert L. Reynolds     57,654,835    1,854,183
W. Thomas Stephens     57,668,456    1,840,562
Richard B. Worley      57,670,676    1,838,342

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for    Votes against   Abstentions  Broker non votes

41,130,685   1,246,617       1,223,008    15,908,708







All tabulations are rounded to the nearest whole number.